Exhibit 99.1
NEWS RELEASE

Date: February 3, 2009	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, February 3, 2009 — CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.34 for the quarter ended December 31, 2008, compared to $0.43 in the same quarter of the prior year. For the nine months ended December 31, 2008 earnings were $1.09 per share compared to the same period in the prior year of $1.22 per share.
The Company reported quarterly revenues of $77.0 million, up from prior year’s quarterly revenue of $76.7 million. For the nine months ended December 31, 2008, revenues were $233 million, representing a 3.4% increase from the $225 million in revenues achieved in the same period of the prior year.
During the quarter the Company announced plans to provide agent services under the new Medicare legislation requiring expanded reporting for insurers, third party administrators and employers. The Company currently provides Medicare Set-Aside (MSA) services for workers’ compensation and general liability customers throughout the country, and is expanding that service offering to include communications soon to be mandated under the legislation covering Centers for Medicare/Medicaid Services (CMS) requirements.
CorVel currently conducts electronic interfaces with various government entities as well as between itself and other private sector payors. In addition, the Company offers clearinghouse services providing electronic communications with healthcare providers and plans to expand these activities to include communications with CMS. Such activities reflect the growing volume of electronic activity in healthcare records processing and leverage the Company’s longstanding investment in related information processing facilities and software.
The Company continued to expand its Enterprise Comp® claims management initiative as well as its line of directed care network services. New software releases will add workflow capabilities that will enable both efficiency and scalability in both product lines.

About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of disability management. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, claims administration, case management, utilization management, and medical bill review to more than 2,000 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s financial statements and results, and the extension of the Company’s services relating to compliance with new Medicare legislation and electronic processing regulations. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results — Income Statement (Unaudited)
Quarter and Nine Months Ended December 31, 2007 and 2008

	Quarter Ended	Quarter Ended
Quarter ended December 31	December 31, 2007	December 31, 2008

Revenues	76,679,000	76,962,000
Cost of revenues	56,279,000	59,300,000

Gross profit	20,400,000	17,662,000

General and administrative	10,584,000	10,296,000

Income from operations	9,816,000	7,366,000

Income tax expense	3,829,000	2,862,000

Net income	5,987,000	4,504,000

Earnings Per Share:
Basic	$0.43	$0.34
Diluted	$0.43	$0.34

Weighted Shares
Basic	13,813,000	13,316,000
Diluted	13,964,000	13,439,000

	Nine months	Nine months
Nine months ended December 31	December 31, 2007	December 31, 2008

Revenues	224,526,000	233,018,000
Cost of revenues	167,291,000	176,564,000

Gross profit	57,235,000	56,454,000

General and administrative	29,059,000	31,825,000

Income from operations	28,176,000	24,629,000

Income tax expense	10,996,000	9,594,000

Net income	17,180,000	15,035,000

Earnings Per Share:
Basic	$1.24	$1.10
Diluted	$1.22	$1.09

Weighted Shares
Basic	13,889,000	13,632,000
Diluted	14,062,000	13,815,000

CorVel Corporation
Quarterly Results — Condensed Balance Sheet (Unaudited)
March 31, 2008 and December 31, 2008

	March 31, 2008	December 31, 2008

Cash	17,911,000	12,136,000
Accounts receivable, net	39,164,000	37,824,000
Prepaid expenses and taxes	5,242,000	6,148,000
Deferred income taxes	4,076,000	4,130,000
Property, net	30,569,000	29,835,000
Goodwill and other assets	43,613,000	45,611,000

Total	140,575,000	135,684,000

Accounts and taxes payable	20,475,000	17,664,000
Accrued liabilities	16,473,000	18,322,000
Deferred tax liability	7,249,000	7,245,000
Paid in capital	80,222,000	83,457,000
Treasury stock	-162,302,000	-184,497,000
Retained earnings	178,458,000	193,493,000

Total	140,575,000	135,684,000